Exhibit 99.7

6 January 2022

PLEDGE OVER SHARES AGREEMENT

BETWEEN

(1)  METI HOLDING S.à r.l.

As Pledgor 1

And

(2)  Mr Arturo Iossa FASANO

As Pledgor 2

And

(3)  NOMADIX HOLDINGS LLC

As pledgee

IN THE PRESENCE OF

(4) VDA Holding S.A.

The Company

CONTENTS

RECITALS:		1

1.	DEFINITIONS AND INTERPRETATION	2

2.	PLEDGE OVER SHARES (ACTIONS)	3

3.	VOTING RIGHTS AND DIVIDENDS	3

4.	PLEDGORS' REPRESENTATIONS AND UNDERTAKINGS	3

5.	POWER OF ATTORNEY	4

6.	REMEDIES UPON DEFAULT	4

8.	EFFECTIVENESS OF COLLATERAL	5

9.	INDEMNITY	6

10.	RIGHTS OF RECOURSE	6

11.	PARTIAL ENFORCEMENT	6

12.	ARTICLES OF ASSOCIATION OF THE COMPANY; WAIVER BY PLEDGORS	6

13.	COSTS AND EXPENSES	6

14.	CURRENCY CONVERSION	7

15.	SUCCESSORS	7

16.	AMENDMENTS AND PARTIAL INVALIDITY	7

17.	GOVERNING LAW AND JURISDICTION	7

THIS PLEDGE AGREEMENT has been entered into on the 5th day of January 2022

BETWEEN

(1)	METI HOLDING S.à r.l., a private limited company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, with registered office at 26, Boulevard Royal, L-2449 LUXEMBOURG, registered with the Register of Commerce and Companies of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) (“RCSL”), Section B under no. B217383, represented by Flavio DE PAULIS and Giorgio BIANCHI acting in their capacity as managers (gérants) with the right to joint signature (the "Pledgor 1");

And

(2)	Mr. Arturo Iossa FASANO, with address at 15, Piazzale Segesta, I-20148 MILAN (the "Pledgor 2" and defined together with the Pledgor 1 as the “Pledgors”);

And

(3)	NOMADIX HOLDINGS LLC, a limited liability company duly organized and existing under the laws of Delaware (USA), with registered address at 1209 Orange St., New Castle, Wilmington, DE 19801, with File Number 7506079, represented by Ted HELVEY, acting in his capacity as manager (the "Pledgee");

In the presence of:

(4)	VDA Holding S.A., a public limited company (société anonyme) incorporated and existing under the laws of Luxembourg, with registered office at 26, Boulevard Royal, L-2449 LUXEMBOURG, registered with the RCSL, Section B under no. 239150, represented by Giorgio BIANCHI and Marco GOSTOLI, acting in their capacity as directors (administrateurs) with the right to joint signature (the “Company”);

The Pledgors and the Pledgee being referred to as the “Parties”.

RECITALS:

(A)	By a convertible loan agreement dated 6 January 2022 (the “Convertible Loan Agreement”) made by and between the Company acting as borrower and the Pledgee acting as lender, it was agreed that the Pledgee shall lend to the Company a loan in the amount of $5,000,000.00 (five million U.S. dollars) (the “Loan”).

(B)	The Pledgor 1 and the Pledgor 2 are the sole shareholders of the Company. The Pledgor 1 is the holder of 212,637 (two hundred twelve thousand six hundred thirty-seven) shares with a nominal value of EUR 1 (one euro) each, representing approximately 82.76% of the outstanding shares of the Company. The Pledgor 2 is the holder of 44,295 (forty-four thousand two hundred ninety-five) shares with a nominal value of EUR 1 (one euro) each, representing approximately 17.24% of the outstanding shares of the Company.

(C)	As a condition precedent under the Convertible Loan Agreement, the Pledgors have agreed, for the purpose of creating a security for the payment of all the Secured Obligations (as defined below), to enter into this Pledge Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Agreements shall bear the same meaning herein, unless the context requires otherwise or unless expressly provided to the contrary.

1.2	In this Pledge Agreement:

"Convertible Loan Agreement" has the meaning conferred to it in the Recitals point A. A copy of the Convertible Loan Agreement is attached hereto under Appendix 1.

"Event of Default" has the meaning ascribed to such term in the Convertible Loan Agreement;

"Financial Collateral Law" means the Luxembourg law of 5 August 2005 on financial collateral arrangements (Loi du 5 août 2005 sur les contrats de garantie financière), as amended from time to time;

“Pledge” means the pledge over the Pledged Shares as provided for by this Pledge Agreement;

“Pledge Agreement” means this pledge agreement;

"Pledged Shares" means the Shares and the Related Assets pertaining thereto;

"Related Assets" means all present and future dividends (the “Dividends”), interest and other monies payable in respect of the Shares and all other rights, benefits and proceeds (including the proceeds from any sale of the Shares following an enforcement of this Pledge and, in particular, any proceeds that may not immediately be used to discharge Secured Obligations) in respect of or derived from the Shares (whether by way of redemption, capital increase, withdrawal of a shareholder, liquidation, bonus, preference, option, substitution, conversion or otherwise) except to the extent these constitute Shares;

"Rights of Recourse" means all and any rights, actions and claims the Pledgors may have against any person having granted security or given a guarantee for the Secured Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgors' right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law;

"Secured Obligations" means all obligations which the Company may at any time owe to the Pledgee under or pursuant to the Convertible Loan Agreement.

"Shares" means all of the shares (actions) in the share capital of the Company held by, to the order or on behalf of each of the Pledgors at any time, including for the avoidance of doubt any shares which shall be issued to the Pledgors from time to time, regardless of the reason of such issuance, whether by way of substitution, replacement, dividend or in addition to the shares held on the date hereof, whether following an exchange, division, free attribution, contribution in kind or in cash or for any other reason (the "Future Shares"), in which case such Future Shares shall immediately be and become subject to the security interest created hereunder;

1.3	In this Pledge Agreement, any reference to (a) a "Clause" is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Pledge Agreement or any of the Agreements) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only;

1.4	This Pledge Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Pledge Agreement.

2.	PLEDGE OVER SHARES (ACTIONS)

2.1	The Pledgors pledge (gage) the Pledged Shares in favour of the Pledgee, who accepts, as a first ranking security interest (sûreté de premier rang) (the "Pledge") for the due and full payment and discharge of all of the Secured Obligations.

2.2	The Pledgors and the Pledgee request the Company and the Company, by signing hereunder for acceptance, undertakes to register the Pledge in its register of shareholders and to provide to the Pledgee a certified copy of the register of shareholders evidencing such registration on the date hereof.

2.3	The following wording shall be used for the registration:

"All shares owned from time to time by [METI HOLDING S.à r.l. / Mr. Arturo Iossa FASANO] (the “Pledgor”) and, in particular, the [212,637 (two hundred twelve thousand six hundred thirty-seven)] [44,295 (forty-four thousand two hundred ninety-five)] shares of VDA Holding S.A. (the “Company”) on the date of the present registration, have been pledged in favor of NOMADIX HOLDINGS LLC acting as pledgee (the “Pledgee”), pursuant to a pledge agreement dated 6 January 2022, between the Pledgor as pledgor, the Pledgee as pledgee and the Company as the Company."

2.4	The Pledgors and the Pledgee hereby give power to any director of the Company with full power of substitution to register the Pledge in the register of shareholders of the Company.

2.5	Without prejudice to the above provisions, the Pledgors hereby irrevocably authorise and empower the Pledgee to take, or to cause any formal steps to be taken, by the directors or other officers of the Company for the purpose of perfecting the Pledge and, for the avoidance of doubt, undertake to take any such steps themselves if so directed by the Pledgee. In particular, should any such steps be required in relation to Future Shares, the Pledgors undertake to take any such steps and procure that any such steps be taken simultaneously to the issuance or receipt of Future Shares.

2.6	The Pledgors undertake that during the subsistence of this Pledge Agreement it will not grant any lower ranking pledge without the prior approval of the Pledgee.

3.	VOTING RIGHTS AND DIVIDENDS

3.1	Following the occurrence of an Event of Default which is continuing, the Pledgee shall be entitled to receive all Dividends and to apply them to the Secured Obligations at its discretion.

3.2	Until the occurrence of an Event of Default which is continuing, the Pledgors shall be entitled to exercise all voting rights attached to the Shares in a manner which, except as otherwise provided in the Convertible Loan Agreement, does not (i) adversely affect this Pledge, cause an Event of Default to occur, vary the rights attaching to or conferred by all or any part of the Pledged Shares; (ii) increase the issued share capital of the Company; or (iii) issue or permit the issuing of any security or instrument (in particular the issuing of any debt security or instrument and/ or any security or instrument directly or indirectly allowing for a subscription of shares in the Company). After the occurrence of an Event of Default, the Pledgors shall not, without the prior written consent of the Pledgee, exercise any voting or other rights in relation to the Shares.

3.3	After an Event of Default which is continuing has occurred, the Pledgee shall be entitled to exercise the voting rights attached to the Shares in accordance with Article 9 of the Financial Collateral Law in any manner the Pledgee deems fit. The Pledgors shall do whatever is necessary to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Pledgee, including the issuing of a written proxy in any form or any other document that the Pledgee may require for the purpose of exercising the voting rights.

4.	PLEDGORS' REPRESENTATIONS AND UNDERTAKINGS

4.1	Each of the Pledgors hereby represents to the Pledgee that during the subsistence of this Pledge Agreement:

4.1.1	it is, and will be, the sole owner of the Pledged Shares free from any encumbrance (other than deriving from this Pledge Agreement);

4.1.2	the Shares represent the entire issued share capital of the Company;

4.1.3	the Company has not declared any dividends in respect of the Shares that are still unpaid at the date hereof;

4.1.4	it has not sold or disposed of all or any of its rights, title and interest in the Pledged Shares;

4.1.5	it has the necessary power to enable it to enter into and perform its obligations under this Pledge Agreement;

4.1.6	this Pledge Agreement constitutes its legal, valid and binding obligations and the Pledge, once perfected in accordance with Clause 2 (Pledge over Shares), creates an effective first priority security over the Pledged Shares enforceable in accordance with its terms.

4.2	Without the Pledgee's prior written consent and in any event save as otherwise provided in the Convertible Loan Agreement, the Pledgors shall not:

4.2.1	sell or otherwise dispose of all or any of the Shares or of its rights, title and interest in the Pledged Shares;

4.2.2	create, grant or permit to exist any (a) encumbrance or security interest over, or (b) restriction on the ability to transfer or realise all or any part of the Pledged Shares (other than, for the avoidance of doubt, the Pledge); or

4.2.3	approve an increase of share capital unless the Pledgors subscribes for all such Future Shares.

4.3	Each of the Pledgors hereby undertakes that, during the subsistence of this Pledge Agreement:

4.3.1	it shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all such further action as the Pledgee may from time to time reasonably request to perfect and protect this Pledge or to exercise its rights under this Pledge Agreement;

4.3.2	as shareholder of the Company, it shall act in good faith to maintain and exercise its rights in the Company, and in particular shall neither knowingly take any steps nor do anything which could adversely affect the existence of the security interest created hereunder or the value thereof; and

4.3.3	without prejudice to Clause 3 (Voting Rights and Dividends), it shall inform the Pledgee at least five (5) business days prior to any resolution or meeting of the shareholders of the Company, as well as of the agenda thereof.

5.	POWER OF ATTORNEY

5.1	Each of the Pledgors irrevocably appoints the Pledgee to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Pledgee may consider to be requisite for (a) carrying out any obligation imposed on the Pledgors under this Pledge Agreement, or (b) exercising any of the rights conferred on the Pledgee by this Pledge Agreement or by law, it being understood that the enforcement of the pledge over the Pledged Shares must be carried out as described in Clause 6 (Remedies upon Default) hereunder.

5.2	The Pledgors shall ratify and confirm all things done and all documents executed by the Pledgee in the exercise of that power of attorney, provided that such power of attorney shall not be exercisable prior to the occurrence of an Event of Default which is continuing save for such power of attorney necessary for the perfection of this Pledge Agreement.

6.	REMEDIES UPON DEFAULT

Following the occurrence of an Event of Default if the Secured Obligations are due and payable and remain unpaid the Pledgee shall be entitled to realise the Pledged Shares in the most favourable manner provided for by Luxembourg law and may, in particular, but without limitation:

7.1	appropriate the Pledged Portfolio in which case the Pledged Portfolio will be valued at its market value, as determined by the Pledgee in its sole, commercially reasonable discretion. The Pledgee may, at its discretion, appoint a third party to make (or to assist the Pledgee in making) such valuation;

7.2	if applicable, appropriate the Pledged Shares at its list price (if the Pledged Shares is admitted to the official list of a stock exchange located in Luxembourg or abroad, or if it is traded on a regulated market functioning regularly, recognised and open to the public);

7.3	sell the Pledged Shares in a private sale on normal commercial terms, in a sale organised by a stock exchange (to be chosen by the Pledgee) or in a public sale (organised at the discretion of the Pledgee and which, for the avoidance of doubt, does not need to be made by or within a stock exchange);

7.4	request a judicial decision that the Pledged Shares be attributed to the Pledgee in discharge of the Secured Obligations following a valuation of the Pledged Shares made by a court- appointed expert; or

7.5	establish a set off between the Secured Obligations and the Pledged Shares.

The Pledgee shall apply the proceeds of the sale in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations, in accordance with the terms of the Facility Agreement.

8.	EFFECTIVENESS OF COLLATERAL

8.1	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been discharged by the express written release thereof granted by the Pledgee.

8.2	The Pledge shall be cumulative, in addition to, and independent of every other security which the Pledgee may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee may now or at any time in the future have in respect of the Secured Obligations.

8.3	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Pledgee in perfecting or enforcing any security interest or rights or remedies that the Pledgee may now or at any time in the future have from or against the Pledgors or any other person.

8.4	No failure on the part of the Pledgee to exercise, or delay on its part in exercising, any of its rights under this Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

8.5	For the avoidance of doubt, the Pledgors hereby waive any rights arising for it now or in the future (if any) under Article 2037 of the Luxembourg Civil Code.

8.6	The Pledgee or any of its agents shall not be liable by reason of (a) taking any action permitted by this Pledge Agreement; (b) any neglect or default in connection with the Pledged Shares; or (c) the realisation of all or any part of the Pledged Shares, except in the case of gross negligence or wilful misconduct on their part.

9.	INDEMNITY

9.1	The Pledgee shall not be liable for any loss or damage suffered by the Pledgors, save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence.

9.2	The Pledgee shall be indemnified on first demand for any costs or damages of any nature whatsoever relating to the enforcement of the pledge over all or part of the Pledged Shares that are incurred by the Pledgee.

10.	RIGHTS OF RECOURSE

10.1	The Pledgors irrevocably agree to waive their Rights of Recourse if the relevant person against whom the Rights of Recourse are to be exercised has come under the direct or indirect control of the Pledgee or any third party following or in connection with, the enforcement of the Pledge.

10.2	Without prejudice to Clause 10.1 above, this Clause shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 8.1 of this Pledge Agreement).

11.	PARTIAL ENFORCEMENT

Subject to Clause 7 (Remedies upon Default), the Pledgee shall have the right, to request enforcement of all or part of the Pledged Shares in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Pledged Shares, as it then shall be (and in particular those Shares which have not been subject to enforcement). The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

12.	ARTICLES OF ASSOCIATION OF THE COMPANY; WAIVER BY PLEDGORS

The Pledgors agree that all restrictions, prohibitions, mechanisms concerning the transfer of shares of the Company, as stated in the articles 7, 8 and 9 of the articles of association of the Company will not apply to the Pledgee in the event of an enforcement of the Pledge so that the Pledgee became a new shareholder of the Company. In particular, to the extent necessary, the Pledgors hereby unconditionally and irrevocably waive any and all rights of preference, drag-along or tag along under the articles 7, 8 and 9 of the articles of association of the Company with respect of a transfer of shares of the Company to the Pledgee in an enforcement of the Pledge.

13.	COSTS AND EXPENSES

All the Pledgee's reasonable costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with (a) the execution of this Pledge Agreement or otherwise in relation to it; (b) the perfection of the collateral hereby constituted; or (c) the exercise of its rights, shall be reimbursed to the Pledgee.

14.	CURRENCY CONVERSION

For the purpose of, or pending the discharge of, any of the Secured Obligations the Pledgee may convert any money received, recovered or realised or subject to application by it under this Pledge Agreement from one currency to another, as the Pledgee may see fit and any such conversion shall be effected at the Pledgee's spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served by registered mail with acknowledgement of receipt.

15.	SUCCESSORS

15.1	This Pledge Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Pledgee, and references to the Pledgee shall be deemed to include any assignee or successor in title of the Pledgee and any person who, under any applicable law, has assumed the rights and obligations of the Pledgee hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

15.2	For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof and in particular Clause 15.1 hereof, the Pledgee hereby expressly reserves and the Pledgors agree to the preservation and assignment of this Pledge and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising under the Facility Agreement.

15.3	To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgors hereby give power of attorney to the Pledgee to make any notifications and/or to require any required registrations to be made in the register of shareholders of the Company, or to take any other steps, and undertake to do so themselves if so requested by the Pledgee.

16.	AMENDMENTS AND PARTIAL INVALIDITY

16.1	Changes to this Pledge Agreement and any waiver of rights under this Pledge Agreement shall only be valid if made in writing.

16.2	If any provision of this Pledge Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Agreement and the remaining provisions of this Pledge Agreement shall remain in full force and effect. The Pledge Agreement shall, however, thereafter be amended by the Parties in such reasonable manner so as to achieve, without illegality, the intention of the parties with respect to that severed provision.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Pledge Agreement is governed by and shall be construed in accordance with the laws of Luxembourg.

17.2	The courts of Luxembourg have exclusive jurisdiction to settle any dispute arising from or connected with this Pledge Agreement including a dispute regarding the existence, validity or termination of this Pledge Agreement or the consequences of its nullity. The Parties agree that the courts of Luxembourg are the most appropriate and convenient courts to settle any dispute arising from or connected with this Pledge Agreement and, accordingly, that they will not argue to the contrary.

[Signature page to follow]

This Pledge Agreement has been duly executed by the Parties and the Company in four (4) originals on 6 January 2022, each Party and the Company declaring having received one original.

For the Pledgee

NOMADIX HOLDINGS LLC

/s/

Name: Ted HELVEY

Title: Manager

For the Pledgor 1

METI HOLDING S.à r.l.

/s/	/s/

Name: Flavio DE PAULIS	Name: Giorgio BIANCHI

Title: Manager (gérant)	Title: Manager (gérant)

The Pledgor 2

/s/

Name: Arturo Iossa FASANO

By signing hereunder for acceptance, the Company acknowledges and accepts the existence of this Pledge Agreement and security interest created hereunder over the Pledged Shares for the purposes of the Financial Collateral Law, takes notice of the terms thereof, undertakes to duly register forthwith this Pledge in its register of shareholders and to provide the Pledgee with a certified copy of the register, evidencing the registration of the present Pledge on the date hereof.

For the Company

VDA Holding S.A.

/s/	/s/

Name: Giorgio BIANCHI	Name: Marco GOSTOLI

Title: Director (administrateur)	Title: Director (administrateur)

List of APPENDICES:

Appendix 1: Convertible Loan Agreement

Appendix 1: Convertible Loan Agreement